Exhibit 10.4
Multi Option Credit Facility
Multi Option Credit Facility
Borrower

ArborGen New Zealand Unlimited (1976303) a company duly registered and having its principal place of business in New Zealand at 1943 State Highway 30, RD 2, Whakatane
(the “Borrower”)
Westpac NZ
Westpac New Zealand Limited (1763882) incorporated in New Zealand and having its principal place of business in New Zealand at 188 Quay Street. Auckland
(“Westpac NZ”)
This Agreement is dated the 28th day of October 2009
signature section
This Agreement is signed on behalf of the Borrower by:

/s/ Geoffrey P. Clear
Director

/s/ Barbara H. Wells
Director
This Agreement is signed by Westpac NZ by its attorney:

/s/ TIMOTHY URQUHART-HAY
Attorney TIMOTHY URQUHART-HAY

in the presence of:

/s/ JOSEPHINE MARIA SANTOS
Signature of Witness

JOSEPHINE MARIA SANTOS
Print Name

LEGAL EXECUTIVE
Occupation

WESTPAC NEW ZEALAND LIMITED LEGAL SERVICES UNIT AUCKLAND
Address
Introduction
Westpac NZ has agreed to provide the Borrower with a multi option credit facility of an amount up to $6,000,000 on the terms and, subject to the conditions of this Agreement.

CERTIFICATE OF NON-REVOCATION OF POWER OF ATTORNEY
I, TIMOTHY JULIAN URQUHART-HAY, of Auckland in New Zealand, Bank Officer
HEREBY CERTIFY —
1.	THAT by Deed dated 6 September 2006, a copy of which is deposited with Land Information New Zealand and numbered 7032934.1, WESTPAC NEW ZEALAND LIMITED, incorporated in New Zealand and having its principal place of business at 188 Quay Street, Auckland appointed me its attorney on the terms and subject to the conditions set out in that Deed.

2.	THAT at the date of this certificate I am a Tier Two Attorney for Westpac New Zealand Limited.

3.	THAT at the date of this certificate I have not received any notice or information of the revocation of that appointment by the winding up or dissolution of Westpac New Zealand Limited or otherwise.
SIGNED at Auckland
On this 13th day of November 2009

/s/ Timothy Urquhart-Hay
Timothy Urquhart-Hay

Agreement
1.	condition precedent

1.1	Pre-condition
The obligations of Westpac NZ under this Agreement are subject to the condition precedent that it must have received all of the following in form and substance satisfactory to it:
a)	the original of this Agreement duly executed by the Borrower, the original of the Deed of Subordination executed by the Borrower and the parties listed in schedule 1 therein, and the original of the ISDA Master Agreement and Schedule executed by the Borrower;

b)	a certificate from a director of the Borrower in the form set out in the schedule and a verification certificate from a director of each of ArborGen Australia Pty Limited and ArborGen Australia Holdings Pty Limited;

c)	the Security (where necessary duly registered), the other Bank Documents and any ancillary documentation as may have been notified to the Borrower by Westpac NZ or its solicitors as being related to this Agreement, the Facilities, the Security and/or the other Bank Documents;

d)	evidence that all necessary Authorisations to enable the Borrower to enter into this Agreement, the Security and the other Bank Documents have been obtained and remain in full force and effect and that the Borrower has all necessary Authorisations (including under the Resource Management Act 1991) to carry on business;

e)	evidence of registration of any financing statement in respect of the Security;

f)	details of the location (by State/Territory) of the ArborGen Group’s Australian assets (including Australian assets owned by the Borrower), and the value of such assets;

g)	confirmation from the Borrower that there has been no material adverse change in the ArborGen Group’s business, evidenced by current trading and contract retention, prior to drawdown of the Facilities; and

h)	any other documents or evidence (including legal opinions) as Westpac NZ or its solicitors may require.
1.2	Failure to satisfy precondition

If the conditions contained in clause 1.1 is not satisfied or waived before 30 November 2009 then Westpac NZ may terminate this Agreement whereupon it will have no further liability or obligation to the Borrower.

2.	availability of commitment

2.1	Commitment

Westpac NZ will make Advances available to the Borrower provided that:
a)	the Borrower has complied with the relevant drawdown procedure; and

b)	no Event of Default or Potential Event of Default has occurred and is continuing or will occur as a result of the making of the Advance.
2.2	Termination of facilities

On termination of the Facilities or any of them:
a)	Westpac NZ’s obligations to make the Facilities available will terminate;

b)	the Commitment will be cancelled;

c)	the Borrower must immediately pay or repay to Westpac NZ all Outstanding Moneys (notwithstanding that the due date for repayment has not otherwise occurred); and

d)	Westpac NZ will have no further obligations to the Borrower.
2.3	Effect of termination

Termination of the Facilities will not affect any of the Borrower’s obligations to Westpac NZ under this Agreement including obligations under the indemnities in clause 11 or the Borrower’s obligations under the Security, which will remain binding upon it until all Outstanding Moneys have been repaid in full.

3.	procedure for drawdown

3.1	Short term money market advances
a)	telephone advice

Where the Borrower wishes to raise an Advance through the domestic short term money market for all or any part of the Commitment an Authorised Dealer must advise Westpac NZ by telephoning a Money Market Dealer at Auckland at the Money Market Telephone Number of:
i)	the amount of the Advance which it wishes to drawdown, being $100,000 or a higher integral multiple of $50,000 and being equal to or less than the Available Commitment; and

ii)	the term of the Advance which must be no more than 29 days and expire on a date no later than the Termination Date, and Westpac NZ will then inform the Borrower of the offer rate (expressed as a yield percent per annum to maturity) which, together with the Margin, Westpac NZ would charge if the Advance was made.

b)	acceptance of quote

If the Borrower accepts the offer rate quoted it must advise Westpac NZ by telephone at the time of Westpac NZ’s offer and Westpac NZ will deposit the Advance requested into the account nominated by the Borrower.

c)	interest and repayment

Interest on each Advance under the short term money market line will accrue at Westpac NZ’s Offer Rate plus the Margin and will be payable by the Borrower to Westpac NZ at the end of the term of the Advance together with the principal amount of the Advance.
3.2	Wholesale advances
a)	telephone advice

Where the Borrower wishes to raise a wholesale Advance for all or any part of the Commitment an Authorised Dealer must advise Westpac NZ by telephoning a Money Market Dealer at Auckland at the Money Market Telephone Number of:
i)	the amount of the Advance which it wishes to drawdown, being $100,000 or a higher integral multiple of $50,000 and being equal to or less than the Available Commitment; and

ii)	the term of the Advance which must be 30, 60, 90 or 180 days and expire on a date no later than the Termination Date, and Westpac NZ will then inform the Borrower of the offer rate (expressed as a yield percent per annum to maturity) which, together with the Margin, Westpac NZ would charge if the Advance was made;

b)	acceptance of quote

If the Borrower accepts the offer rate quoted it must advise Westpac NZ by telephone at the time of Westpac NZ’s offer and Westpac NZ will deposit the Advance requested into the account nominated by the Borrower.

c)	interest and repayment

Interest on each wholesale Advance will accrue at Westpac NZ’s Offer Rate plus the Margin and will be payable by the Borrower to Westpac NZ at the end of the term of the Advance together with the principal amount of the Advance.
3.3	Fixed rate advances
a)	request

Where the Borrower wishes to raise a fixed rate Advance for all or any part of the Commitment, the Borrower may, on giving Westpac NZ not less than 5 Banking Days’ written notice, request Westpac NZ to set a fixed rate for:
i)	the fixed rate Advance which it wishes to drawdown, being at least $100,000 and being equal to or less than the Available Commitment; and

ii)	the fixed rate period the Borrower may request, in any event being not less than 180 days and expiring on a date not later than the Termination Date.
b)	notification

Subject to Westpac NZ being able to enter into suitable arrangements to provide the fixed rate Advance requested by the Borrower Westpac NZ will, following the receipt of a request under clause 3.3(a), notify the Borrower by telephone of a fixed interest rate for the Fixed Rate Period (as Westpac NZ in its discretion determines). If Westpac NZ does not notify the Borrower pursuant to this clause 3.3(b), it will be deemed not to have agreed to the Borrower’s request.

c)	acceptance

The Borrower must, during the same telephone conversation, notify Westpac NZ whether or not it accepts the fixed interest rate offered by Westpac NZ. If the Borrower accepts the rate offered, interest at the relevant Fixed Rate will be payable on the Advance. The Borrower acknowledges that, in accepting any Fixed Rate under this clause, it is fully aware of the consequences of potential movements (whether adverse or otherwise) in interest rates.

d)	interest
i)	Interest on each fixed rate Advance will be calculated at the Fixed Rate for that Advance on the basis of the actual number of days elapsed and a 365 day year. Interest will accrue from day to day from the date the fixed rate Advance is drawn down until the Advance is repaid in full, and must be paid by consecutive monthly payments on each Interest Payment Date.

ii)	The first interest payment on a fixed rate Advance will be due and payable on the Interest Payment Date which immediately follows the drawdown date of the fixed rate Advance. Each payment will be for the period beginning on the drawdown date or the previous Interest Payment Date (as the case may be) and ending on (but excluding) the next Interest Payment Date.

iii)	The principal amount of each fixed rate Advance, together with all unpaid interest accrued, will be payable by the Borrower to Westpac NZ at the end of the Fixed Rate Period of that Advance.
e)	prepayment

The Borrower has no right to repay a fixed rate Advance other than at the end of the Fixed Rate Period for that Advance. Westpac NZ may nevertheless accept any prepayment. However if it does, the Borrower must, at the time of the prepayment, pay to Westpac NZ any losses, costs, penalties and expenses certified by Westpac NZ to have been sustained or incurred as a consequence of the prepayment.

3.4	Alternative currency advances
a)	notice

Not less than 5 Banking Days prior to any Banking Day on which the Borrower wishes to draw the Commitment or any part of it by way of an Alternative Currency Advance, the Borrower must deliver to Westpac NZ a drawdown notice signed by an authorised signatory setting out:
i)	the amount of the Advance which it wishes to drawdown in the Alternative Currency in which the Advance is to be denominated, being $100,000 or a higher integral multiple of $100,000 and the Dollar Equivalent of the Advance being equal to or less than the Available Commitment and not exceeding a maximum amount of $1,500,000 (Alternative Currency Limit);

ii)	the date on which the Advance is required to be made;

iii)	details of the term of the Advance which must be a period of 30, 60, 90 or 180 days or another term Westpac NZ and the Borrower may agree but so that the term selected expires on or before the Termination Date; and

iv)	the account of the Borrower to which the proceeds of the Alternative Currency Advance are to be credited.

The drawdown notice will be unconditional and irrevocable.
b)	interest and repayment
i)	The Borrower must pay Westpac NZ interest on each Alternative Currency Advance in arrears on the last day of the term of the Advance together with the principal amount of the Advance.

ii)	Interest on each Alternative Currency Advance will accrue at Westpac NZ’s Offer Rate (calculated on the basis of a 360 day year unless pounds sterling or Hong Kong dollars are selected in which case it shall be calculated on the basis of a 365 day year) plus the Margin and be calculated from day to day beginning on and including the first day of the term of the relevant Alternative Currency Advance and ending on, but excluding, the last day of that term.
c)	top up

If at any time Westpac NZ, in its absolute discretion, determines that either the Principal Outstanding exceeds the Commitment, or the Alternative Currency Advance exceeds the Alternative Currency Limit (the amount of the excess called the “Shortfall”) then, without prejudice to any other rights which Westpac NZ may have under this Agreement, Westpac NZ may, in its discretion, give notice to the Borrower requiring the Borrower within 5 Banking Days to do any of the following;
i)	provide Westpac NZ with additional security with a value (in the opinion of Westpac NZ) of not less than the Shortfall, which security is to be, in form and substance, satisfactory to Westpac NZ;

ii)	deposit in an account with Westpac NZ, in the currency Westpac NZ specifies, cash deposits in cleared funds equal to the Dollar Equivalent of the Shortfall, which deposits, subject to the prior written consent of Westpac NZ, will be incapable of assignment or of being the subject of a Security Interest or of being withdrawn by the Borrower until all obligations (present and future, direct and contingent) of the Borrower under the Bank Documents have been performed and satisfied; or

iii)	repay in the Alternative Currency or Dollars to Westpac NZ an amount equal or equivalent to the Shortfall.
d)	funding risk and non-availability
i)	Notwithstanding anything to the contrary in this Agreement, if Westpac NZ at any time determines (which determination will be conclusive and binding on the Borrower) for any reason including:
1)	any change in national or international financial, political or economic conditions, currency exchange rates, currency availability or exchange controls; or

2)	the occurrence of an event or contingency which materially and adversely affects any interbank market, or any relevant foreign exchange market generally;
that the making or continuation of an Alternative Currency Advance is impracticable, impossible or adversely affects the return to Westpac NZ, then Westpac NZ will as soon as practicable give written notice to the Borrower.

ii)	During a period (“the Grace Period”) of 30 days from the giving of notice under clause 3.5(d)(i) or such shorter period (including a nil period) as Westpac NZ may reasonably consider to be appropriate in the particular circumstances, Westpac NZ will negotiate with the Borrower a mutually acceptable alternative basis to make (or continue to make) the Facility available. Should there be no alternative basis acceptable to both parties, the right of the Borrower to borrow any Alternative Currency Advance under the Facility will be terminated and the Borrower must repay any part of the Commitment already provided under the Facility pursuant to any Alternative Currency Advance (together with accrued interest and such amounts as may be necessary to compensate Westpac NZ for any losses or expenses of liquidation of or re-employing fixed deposits) within 14 days from the end of the Grace Period.
3.5	Telephone communications
a)	validity of instructions

Westpac NZ will be under no obligation to enquire as to the validity of any telephone instructions or acceptance which it receives or to require any evidence as to the authenticity, validity or legality of any telephone advice received or as to the authority of the person giving the telephone advice to act on behalf of the Borrower.

b)	authority to tape calls

The Borrower acknowledges that Westpac NZ may from time to time keep tape recordings of telephone conversations between Westpac NZ, the Borrower and the Authorised Dealers and consents on behalf of itself and the Authorised Dealers to the recording of these telephone conversations. The Borrower must ensure that all Authorised Dealers are aware that their conversations with Westpac NZ may be taped.

4.	payment

4.1	Payment

The Borrower must not later than 3.00pm on the due date for repayment of any Advance or payment of interest or any other Outstanding Moneys, pay to Westpac NZ an amount equal to the amount of the Advance, interest or such other moneys in cleared funds in Dollars (or, in the case of an Alternative Currency Advance, in the Alternative Currency in which it is denominated) to the account and/or in the manner as Westpac NZ may from time to time advise.

Amounts due and payable by the Borrower will be debited from the Westpac NZ account nominated by the Borrower. If the Borrower does not nominate an account, Westpac NZ may, at any time, debit from any account of the Borrower with Westpac NZ any amounts due and payable by the Borrower.

4.2	Mandatory prepayment — Free Cash Flow

The Borrower must ensure that on 30 September 2010, and annually thereafter 5 days after the compliance certificate for the September quarter, 100% of Free Cash Flow for the preceding 12 month period is applied in or towards prepayment of Advances.

4.3	Banking days

If any payment by the Borrower falls due on a day which is not a Banking Day it must be made on the following Banking Day.

5.	fees, charges, expenses and review entitlement

5.1	Fees, charges and expenses payable

The Borrower must pay to Westpac NZ, subject to the terms below, the following:
a)	establishment fee

A non-refundable establishment fee of $60,000 payable in one sum on or before execution of this Agreement;

b)	line of credit charge

A line of credit charge payable in arrears with the first charge being in respect of the period from the date of this Agreement to the last Banking Day of the month in which that date occurs and thereafter monthly on the last Banking Day of each month through the term of this Agreement and calculated at the rate of 0.08333% per month on the Commitment or the highest daily balance outstanding during that month, whichever is the greatest. The line fee is payable regardless of the Commitment being utilised or not during that month;

c)	expenses

The expenses of Westpac NZ and each Attorney or Officer in relation to:
i)	the Outstanding Moneys;

ii)	the preparation, execution and completion of each Bank Document, and any subsequent consent, approval, waiver, amendment or release;

iii)	any contemplated, attempted or actual enforcement of any Bank Document or the actual or contemplated, attempted or actual exercise or defence of any Power; and

iv)	any enquiry by a Governmental Agency concerning the Borrower or related to a Bank Document.
This includes expenses incurred in retaining consultants to evaluate matters of concern to Westpac NZ while a Potential Event of Default or an Event of Default is subsisting. It also includes administrative time and costs including the time of Officers and other employees of Westpac NZ (whose time and costs are to be charged at reasonable rates). It will include, in each case, legal fees and expenses on a full indemnity basis plus goods and services tax on those amounts.

All these expenses are payable by the Borrower within 10 Banking Days.

d)	government charges

Any government duties, taxes and charges on the Bank Documents and payments and receipts under them.
5.2	Review of fees, margin

Westpac NZ may, by 3 Banking Days notice to the Borrower, increase or decrease:
a)	the charge referred to in clause 5.1(b); and/or

b)	the Margin,

provided no increase will take effect within 12 months after the date of this Agreement.
6.	interest on arrears

6.1	Default interest payable

If the Borrower does not pay any sum payable on the due date, it must pay interest on that overdue sum at the Default Rate from the due date until the Borrower remedies the default and pays all default interest.

6.2	Default in payment

If the Borrower does not pay any sum on or before 14 days after the date on which payment was due (taking into account any applicable remedy or grace period), then the following rules apply:
a)	Interest on all amounts on which interest is payable will be calculated at the Default Rate;

b)	Interest at the Default Rate:
i)	will accrue during the period beginning on the date the last payment was due and paid by the Borrower and ending on the date the Borrower remedies the default and pays all default interest. Where no payments have been made by the Borrower, the period begins on the date of drawdown;

ii)	will be calculated on a daily basis by reference to successive periods of durations selected by Westpac NZ from time to time. Each period will begin on the last day of the previous period except for the first period which will begin on the due date;

iii)	will be payable on the last day of each period and on the date of receipt of the overdue sum by Westpac NZ. Any interest which is not paid when due will be added to the overdue sum and will itself bear interest under this clause.
7.	deduction from payments

7.1	Gross up of Borrower’s withholding tax

The Borrower must not make any payment subject to any condition, restriction or claim it may have against Westpac NZ. The Borrower may only make a withholding or deduction from money it pays to Westpac NZ under this Agreement if that withholding or deduction is required by law. If the law requires the Borrower to make a withholding or deduction then the following rules apply:
a)	the Borrower must make sure that the withholding or deduction is for not more than the minimum amount required by that law;

b)	the Borrower must make sure that the withholding or deduction is paid to the relevant Governmental Agency by the due date for payment;

c)	the Borrower must send Westpac NZ, within 30 days of the withholding or deduction, a receipt showing that the withholding or deduction has been paid to the relevant Governmental Agency;

d)	the Borrower must increase the amount it pays to Westpac NZ so that Westpac NZ receives the amount it would have received had there been no withholding or deduction.
7.2	Gross-up for Westpac NZ’s withholding tax

If the law requires Westpac NZ to make a deduction or withholding from any amount received or receivable by it under this Agreement or any other Bank Document (including any sum received or receivable under this clause 7.2, but excluding any Tax on its overall net income) then the Borrower must increase the amount it pays to Westpac NZ so that Westpac NZ receives the amount it would have received had there been no withholding or deduction.

7.3	Indemnity for Tax on funding

If:
a)	Westpac NZ (or any person on its behalf) is required by law to make a deduction or withholding for, or on account of, Tax or on any other account from an amount paid or payable to a person from whom it has borrowed or obtained moneys to enable it to fund any Advances or any other payment by it under this Agreement or any other Bank Document; and

b)	as a result Westpac NZ is required to increase its payment, or makes an additional payment, to that person or to a taxation authority, then the Borrower will indemnify and hold Westpac NZ harmless against that increased or additional payment and must, on demand by Westpac NZ, pay to Westpac NZ the amount which, after receiving that amount and making that increased or additional payment, will place Westpac NZ in the same position in which it would have been had no increased or additional payment been made.

7.4	Tax credit

If Westpac NZ receives the benefit of a Tax credit, refund or allowance resulting from an increased amount paid by the Borrower under this clause then the following rules apply:
a)	Westpac NZ will provide the Borrower with that part of the Tax credit, refund or allowance that Westpac NZ determines was obtained as a result of the increased amount the Borrower paid;

b)	the amount determined by Westpac NZ will be calculated so Westpac NZ is in no better or worse position than it would have been had no amount been paid by the Borrower under this clause;

c)	Westpac NZ is under no obligation to disclose any information relating to the calculation of its Tax liability or benefits;

d)	this clause does not interfere with Westpac NZ’s right to arrange its Tax affairs as it wishes and, in particular, Westpac NZ may apply Tax credits, refunds and allowances available to it as it likes.
8.	undertakings

8.1	Term of obligations

Each obligation of the Borrower in this Agreement continues from the date of this Agreement until the Outstanding Moneys are fully and finally repaid and whether or not Westpac NZ has exercised any Power.

8.2	General undertakings

The Borrower undertakes to Westpac NZ as follows, except to the extent that Westpac NZ agrees otherwise:
a)	corporate existence

It must do everything necessary to maintain its corporate existence and must not transfer its jurisdiction of incorporation.

b)	compliance with law

It must comply with all laws binding on it where non-compliance, in the opinion of Westpac NZ may have a Material Adverse Effect.

c)	environmental law

It must maintain procedures which, in the opinion of Westpac NZ, are adequate to monitor:
i)	its compliance with Environmental Law; and

ii)	circumstances which may give rise to a claim, to a requirement of substantial expenditure by it, or to a requirement that it cease or materially change its activities.
Westpac NZ may have an audit conducted of the Borrower’s assets and procedures and any circumstances in relation to the Borrower’s assets where Westpac NZ reasonably suspects that:
i)	the Borrower is not complying, or might not in future comply, with an Environmental Law or this clause 8.2(c); and

ii)	that non-compliance may have a Material Adverse Effect.
The Borrower must do everything necessary to facilitate that audit and it will be at the Borrower’s expense.

Where the monitoring procedures or the audit referred to above reveal any material non-compliance with Environmental Law or any circumstances requiring remedial action, the Borrower must remedy any non-compliance or take the necessary remedial action immediately and at its cost.

d)	authorisations

It must comply with all Authorisations and it must maintain procedures which in Westpac NZ’s reasonable opinion are adequate to monitor its compliance with all Authorisations.

e)	negative pledge

It must not create a Security Interest over any of its assets other than:
i)	a Security;

ii)	a lien arising only by operation of law in the ordinary course of day-to-day trading;

iii)	any arrangement constituted by a retention of title in connection with the acquisition of goods from a supplier that is discharged within 90 days of its creation; and

iv)	any deemed security interest arising under section 17(b) of the Personal Property Securities Act 1999.
f)	insurance

It must make sure that all of its assets of an insurable nature that are customarily insured (other than its crop assets) are insured at all times to Westpac NZ’s satisfaction:
i)	with a New Zealand insurer approved by Westpac NZ;

ii)	against fire, earthquake, flood, riot, explosion, weather damage, theft, burglary, marine risks and other risks as it is prudent in accordance with best commercial practice to insure against;

iii)	against third party liability as is prudent in accordance with best commercial practice; and

iv)	for an amount at least equal to its full replacement cost or on another basis acceptable to Westpac NZ.
It must give the policy or a certificate of currency to Westpac NZ on request.

It must pay the insurance premiums when due and, if requested by Westpac NZ, provide evidence of payment to Westpac NZ.

It must not do, fail to do or permit anything which might prejudice the insurance cover.

It must provide Westpac NZ with the information in relation to insurance as Westpac NZ may from time to time require acting reasonably.

g)	pay taxes

It must pay all Taxes payable by it when due, but:
i)	it need not pay Taxes for which it has set aside sufficient reserves and which are being contested in good faith, except where failure to pay those Taxes may have a Material Adverse Effect or where payment is required by law; and

ii)	on the final determination or settlement of the contest it must pay contested Taxes which it is liable to pay.
h)	conduct of business and major transactions

It must conduct its business efficiently. It must not:
i)	materially change the nature or scope of its business; or

ii)	enter into a Major Transaction unless that Major Transaction has been unanimously approved by the shareholders of the Borrower (or, if Westpac NZ so consents, by a special resolution within the meaning of the Companies Act 1993).
i)	amalgamation

It must not enter into or become the subject of an Amalgamation.

j)	shares and shareholder assistance

It must not:
i)	acquire or redeem any of the Borrower’s own shares;

ii)	give financial assistance for the purpose of, or in connection with the purchase of shares issued or to be issued by the Borrower, or by its holding company whether directly or indirectly; or

iii)	cancel or reduce the liability of a member to the Borrower in relation to a share held by the member.
k)	distributions

Unless it is complying with the financial ratios in clause 8.4, it must not make any Distribution other than:
i)	a Permitted Payment; and

ii)	dividends paid out of profits in accordance with current accounting practice.
l)	records and accounts

It must keep records and accounts relating to itself and its business and must prepare accounts and, if so requested by Westpac NZ, have them audited in accordance with the law and current accounting practice even where the law does not require it to appoint an auditor.

m)	accounting standards

It must ensure that the financial statements of the Borrower, and the Borrower and its Subsidiaries (if any), at any time delivered to Westpac NZ:
i)	are prepared in accordance with Current Accounting Practice;

ii)	give a true and fair view of its financial position and operations (and those of its Subsidiaries, if any) as at the date, and for the period to which the financial statements relate;

iii)	together with the notes to them, disclose all liabilities (actual or contingent) of the Borrower and its Subsidiaries (if any); and

iv)	are prepared and delivered to all relevant persons within the period in which they are required by law or under any agreement to be delivered.
n)	inspection

It must allow Westpac NZ or persons authorised by Westpac NZ or by an Officer at any time during normal business hours to inspect assets, premises and records of the Borrower and require the provision of copies of the records. It must do everything in its power to assist that inspection and provide those copies. It must ensure that its employees and officers do the same.

o)	acquisition of assets

It must immediately notify Westpac NZ if it:
i)	enters into an agreement to purchase, or otherwise acquire, an estate or interest in land (other than a lease for a term (including all renewal options) of less than three years); or

ii)	creates or acquires a Subsidiary.
p)	notify events of default

It must notify Westpac NZ of the occurrence of any Event of Default or Potential Event of Default immediately upon becoming aware of it, giving full details of it and of any action taken (or to be taken) in respect of it.

q)	full disclosure

It has disclosed to Westpac NZ all facts and circumstances which might adversely affect the decision of a person considering whether or not to provide Indebtedness to the Borrower and must disclose to Westpac NZ, immediately it becomes aware of them, any facts or circumstances which might adversely affect the decision of a person considering whether or not to continue to provide Indebtedness to the Borrower.

r)	Personal Property Securities Act 1999

WheneverWestpac NZ asks it to do anything to better secure any property which secures or is intended to secure financial accommodation made available to it by Westpac NZ (including, without limitation, the Facility), the Borrower must do it (or procure that it is done) immediately at its own cost. This may include signing and delivering documents and anything else that Westpac NZ requires to ensure that Westpac NZ has perfected security interest(s) under the Personal Property Securities Act 1999 (“PPSA”).

The Borrower waives any rights to receive a copy of a verification statement under the PPSA and agrees, to the extent permitted by law, that in respect of any arrangement between the Borrower and Westpac NZ:
i)	sections 114(1)(a), 133 and 134 of the PPSA shall not apply;

ii)	the Borrower shall have none of the rights referred to in paragraphs (c) to (e) and (h) to (i) of section 107(2) of the PPSA; and

iii)	where Westpac NZ has rights in addition to those in Part 9 of the PPSA, those rights shall continue to apply and, in particular, shall not be limited by section 109 of the PPSA.
The Borrower must, immediately upon request by Westpac NZ, procure from any person considered by Westpac NZ to be relevant to its security position such agreements and waivers (including as equivalent to those above) as Westpac NZ may at any time require.

s)	further security

If required to by Westpac NZ, the Borrower must:
i)	execute and deliver the additional securities Westpac NZ may from time to time require; and

ii)	produce to Westpac NZ the resolutions, documents, legal opinions or other evidence as it may require in order to be satisfied as to the enforceability of any additional securities.
	t)	guarantors and related parties

It must procure that each other Related Party and each corporate Guarantor complies with clauses 8.2(a) to 8.2(k) both inclusive and clauses 8.2(n) to 8.2(p) both inclusive as though the obligations contained were obligations of each other Related Party and each corporate Guarantor and references to the Borrower were references to each other Related Party and each corporate Guarantor.

	u)	indebtedness

The ArborGen Group must not incur any financial indebtedness, other than Permitted Indebtedness.

	v)	disposals of assets

It must not, either by a single transaction or series of transactions, whether related or not and whether voluntary or involuntary, dispose of any asset other than in the ordinary course of business and provided that it does not exceed more than $200,000 in any Financial Year of its assets or undertakings.

	w)	compromise with creditors

It must not enter into or make any proposal for a compromise with its creditors generally except on terms previously approved by Westpac NZ in writing.

	x)	share alteration

It must not alter, or allow to be altered, any term attaching to any of its own shares, in a manner which may cancel or reduce the liability of any shareholder in relation to a share held prior to that alteration (or consent to, or enter into, any arrangement which would have that effect).

	z)	Facility use

It must not apply any of the Facilities towards capital reductions, interest repayments, dividends and/or management fees, other than Permitted Payments.

8.3	financial information

It undertakes that it will provide, or cause to be provided, to Westpac NZ:
a)	annual report

as soon as practicable (and in any event not later than 120 days) after the last days of each of its financial years, its audited statement of financial performance, position and cash flow (on a consolidated basis) made up as at the last day of its financial year;

b)	quarterly management accounts

as soon as practicable (and in any event not later than 45 days) after the end of each financial quarter, its unaudited quarterly management accounts on a consolidated basis (which shall include commentary along with a balance sheet, profit and loss statement, and performance against budget and forecasts including year to date figures);

c)	list of contracts

as soon as practicable (and in any event not later than 45 days) after the end of each financial quarter, written certification signed by two directors detailing all strategic relationship agreements and non strategic relationship agreements (“Contracts”), currently held or which have been renewed, varied (including the form of such a Contract), changed, revoked or expired in the previous financial quarter and any Contracts due to expire in the next financial quarter;

d)	annual plan

as soon as practicable (and in any event not later that 14 days) after the commencement of each financial year, an updated annual business plan and budget for the following financial year for the ArborGen Group;

e)	compliance certificate

as soon as practicable (and in any event not later than 45 days) after the end of each financial quarter, the first one at 31 December 2009, written certification signed by two directors, or one director and either the CEO or CFO of the Borrower, certifying compliance (and containing detailed calculations demonstrating such compliance) with the financial covenants and undertakings set out in clause 8.4 of this Agreement and that its creditors of the ArborGen Group have been paid in accordance with the agreed creditor terms of the relevant company; and

f)	other information

promptly (and in any event within 7 days after request by Westpac NZ) any other information in relation to the assets or financial condition or business of the ArborGen Group which Westpac NZ may reasonably request.
8.4	Financial Covenants

It undertakes that while any of Westpac NZ’s Facilities remain in place it will ensure that:
a)	Interest Cover

its EBIT for each financial year is not less than 1.75 times its Funding Costs for that financial year at all times (tested only at 31 December and 31 March (annually) on a 12 month rolling basis), provided that:
i)	on 31 December 2009, EBIT will be measured for the period 1 April 2009 to 31 December 2009 and annualised; and
ii)	Total Bank Interest shall be calculated on an annualised basis for the first 12 months after settlement and thereafter on an annual rolling basis.
For the avoidance of doubt, EBIT shall exclude the establishment fee payable under this Agreement and the property valuation fees for the Mortgaged Properties payable prior to drawdown under this Agreement.
EBIT is the Borrower’s net profit before Funding Costs, income Tax and Abnormals for the relevant financial year (but excluding the Borrower’s general manager’s salary where such salary is funded by the Parent) but after depreciation, research and development expenses and payments and other benefits to directors and shareholders (excluding Permitted Payments) for the relevant financial year. Funding Costs comprise all interest, charges and fees related to funding other than the establishment fee. Abnormals are items, as determined by Westpac NZ in its sole discretion, that are not expected to occur frequently and are distinct from the Borrower’s ordinary operations.
b)	Equity Ratio
at all times it maintains Shareholders Funds of not less than 60% of Adjusted Tangible Assets. Shareholders Funds is the Borrower’s Adjusted Tangible Assets less Adjusted Total Liabilities. Adjusted Tangible Assets is the aggregate of the book values of all of the Borrower’s assets excluding assets of an intangible nature (except goodwill included in the ArborGen Group’s accounts ( which shall be included and, as at the date of settlement, is approximately $11,750,000), advances to shareholders, investments in related and associate companies and future asset revaluations provided that the value of land and buildings will be based on the latest registered valuations provided to and approved by Westpac NZ in its sole discretion (or as individually approved by Westpac NZ) with such valuation being at the date of the Agreement approximately $10,149,000. Adjusted Total Liabilities is the aggregate of the book values of all of the Borrower’s liabilities excluding only advances from shareholders.
c)	Loan to Value Ratio
at all times the amount owing to both Westpac NZ and WBC is not to exceed 50% of the value of the Secured Property (as determined by Westpac NZ, from time to time). If that limit is exceeded, Westpac NZ may require either:
(i)	the prepayment of part of the facilities; or
(ii)	the provision of further security,
so that the this clause is complied with.
d)	Capital expenditure
all capital expenditure shall be incurred in accordance with the annual budget provided to Westpac NZ.
9.	events of default

9.1	Events of default
Each of the following is an Event of Default (whether or not it is in the control of the Borrower).
a)	payment
The Borrower fails to pay on the due date any amount payable by it under this Agreement (time being of the essence);
b)	obligations under bank documents
The Borrower fails to comply with any of its other obligations under a Bank Document;
c)	obligations of guarantor
A Guarantor fails to comply with any of its obligations under a Bank Document;
d)	cross default
i)	Any Indebtedness (being not less than $20,000) of the Borrower or any Guarantor to anyone is not paid when due (or within an applicable grace period) or becomes due or capable of being declared due and payable before its stated maturity;
ii)	In the case of Indebtedness in respect of the purchase price of an asset or service in the ordinary course of business, this will only apply if it is not paid within 90 days of the due date or if the vendor has earlier taken any step to recover the asset or withdraw the service;
iii)	Any facility or obligation to provide loans or credit to the Borrower or a Guarantor or to acquire or underwrite Indebtedness is terminated early;
iv)	Any other Security Interest affecting the assets of the Borrower is enforced or becomes enforceable; or
v)	Any material lease held by the Borrower becomes liable to forfeiture;
e)	insolvency

i)	The Borrower or any Guarantor is unable to pay its debts, or are deemed or presumed to be unable to pay its debts, or stop or suspend or threaten to stop or suspend payment of all or a class of its debts;
ii)	Any step is taken for the Bankruptcy of the Borrower or any Guarantor. This includes the Borrower or any Guarantor being declared to be a corporation at risk under the Corporations (Investigation and Management) Act 1989;
f)	minority buy-out

A shareholder of the Borrower gives notice to the Borrower requiring it to purchase that shareholder’s shares under section 111 of the Companies Act 1993;

h)	limitation of bank documents

All or any part of this Agreement, a Security or any other Bank Document is terminated or is or becomes illegal, invalid, unenforceable or of limited force and effect or a party becomes entitled to terminate, limit, cancel, rescind or avoid all or any part of any of those documents;

i)	material adverse change

Any event or series of events, whether related or not, occurs (including a material adverse change in the business, assets or financial condition of the Borrower, its Subsidiaries or a Guarantor or the value of their respective assets), which in the reasonable opinion of Westpac NZ, may have a Material Adverse Effect;

j)	compulsory acquisition

All or any part of the assets of the Borrower is compulsorily acquired or any step is taken for its acquisition;

k)	guarantor

A Guarantor gives notice stopping its obligations or a human Guarantor dies, ceases to be of full legal capacity or commits an act of bankruptcy;

l)	change of control

In the opinion of Westpac NZ, there is a material change in the direct or indirect ownership, management or control of the Borrower or of any corporate Guarantor;

m)	environmental event

The Borrower or any other person breaches an Environmental Law or Authorisation and, in the reasonable opinion of Westpac NZ, that breach may have a Material Adverse Effect on or cause a claim or demand to be made against the Borrower or assets of the Borrower by a Governmental Agency or any other person requiring either:
i)	the cessation or modification of any activities being, or proposed to be, conducted by the Borrower; or

ii)	the carrying out of, or demand for payment for, any clean up, rehabilitation or remediation of any assets of the Borrower;
n)	information

Any information provided by the Borrower to Westpac NZ is untrue, misleading or deceptive in any material respect;

o)	pay debts of another company

An order is made requiring the Borrower, the Guarantor or any Subsidiary, to pay any debts of another company;

p)	related party

Any of the events in paragraphs (e), (f), (g), (i), (j), (l), (m) or (n) occurs in relation to any other Related Party as though references to the Borrower in each paragraph were references to each other Related Party.

q)	General Manager’s Salary

The Parent fails to pay the annual salary of Rob van Rossen and/or any General Manager of the Borrower appointed in replacement of Rob van Rossen (being $350,000 as at the date of this Agreement).
9.2	consequences

At any time after an Event of Default, and without prejudice to any other remedies, Westpac NZ may immediately by notice to the Borrower terminate the Facilities with the consequences set out in clause 2.2.
9.3	event of review

In the event that any strategic relationship agreement is not renewed or replaced on similar terms, and the likely financial effect of the loss of that strategic relationship agreement would, in Westpac NZ’s sole opinion, materially adversely affect ArborGen Group’s ability to meet its obligations under the Bank Documents (including but not limited to compliance with clause 8.4), Westpac NZ will be entitled to review the terms and conditions upon which it is prepared to continue to provide the facilities under this Agreement.
10.	change in circumstances

10.1	Increased costs

If as a result of:
a)	Westpac NZ complying with any law; or

b)	any change in or introduction of any law or change in the interpretation or application of any law by any Governmental Agency or court which:
i)	imposes, modifies or deems applicable any reserve, capital adequacy, prudential deposit, liquidity or similar requirement against assets of, or deposits with any branch of Westpac NZ;
ii)	imposes on Westpac NZ any other requirement with respect to this Agreement or any other Bank Document; or
iii)	changes the risk weighting for capital adequacy purposes of any of the Facilities provided pursuant to this Agreement;
any of the following occur:
c)	the cost to Westpac NZ of making, funding or maintaining any of the Facilities is increased; or
d)	the moneys payable to Westpac NZ or the effective return to Westpac NZ under or in connection with this Agreement is reduced; or
e)	Westpac NZ makes any payment or foregoes any interest or other return on, or calculated by reference to, any sum received or receivable by it under any Bank Document; or
f)	Westpac NZ is unable to obtain the rate of return on capital (including any notional return on capital calculated on a risk adjusted basis) which it would have received at the date of this Agreement;
then:
g)	Westpac NZ will use its best efforts promptly to notify the Borrower in writing of these events, provided that failure to do so will not affect Westpac NZ’s rights under this clause; and
h)	the Borrower must pay on demand, from time to time, for the account of Westpac NZ, the amount certified by an Officer which will compensate Westpac NZ for its increased cost, reduction, payment or foregone interest or other return.
10.2	Survival of obligations

The obligations of the Borrower under clause 10.1 will survive termination of the Facilities and payment or repayment of all Outstanding Moneys.

10.3	Re-negotiation of facilities

If an additional amount is required to be paid under clause 10.1 then, without limiting the Borrower’s obligations under this Agreement, Westpac NZ will, at the request of the Borrower given within 30 days of notice from Westpac NZ, consult with the Borrower with a view to renegotiating the terms of the affected Facilities in order to mitigate or avoid any additional amounts payable under clause 10.1 provided that nothing in this clause will require Westpac NZ to act to its detriment.

10.4	Illegality
If as a result of:
a)	the introduction or amendment of any law; or
b)	any other circumstance affecting any interbank market or any relevant foreign exchange market generally;
it is unlawful, impracticable or impossible for Westpac NZ to make, fund or allow to remain outstanding all or any of the Facilities or to comply with its obligations or exercise its rights under this Agreement, then Westpac NZ will as soon as practicable give written notice to the Borrower; and
c)	Westpac NZ will not thereafter be obliged to make Advances under this Agreement and the amount of the Available Commitment will be reduced to zero; and
d)	Westpac NZ will be entitled, to terminate the Facilities, with effect from the date Westpac NZ specifies and with the consequences set out in clause 2.2.
11	indemnity
11.1	General indemnity
The Borrower agrees to indemnify Westpac NZ, every Officer, every employee of Westpac NZ and each Attorney on demand against any loss, cost, expense, charge, damage, claim or liability which Westpac NZ, an Officer, an employee of Westpac NZ, or an Attorney may suffer or incur as a direct consequence of:
a)	an Event of Default or Potential Event of Default;
b)	any exercise, contemplated exercise or attempted exercise of any Power or the failure to exercise any Power;
c)	Westpac NZ receiving an amount under any Bank Document on a date other than the due date; or
d)	any Advance requested under clause 3 not being made for any reason (excluding default by Westpac NZ) on the date notified by the Borrower to Westpac NZ as the drawdown date.
11.2	Examples
Without limitation, the indemnity in clause 11.1 will extend to:
a)	any losses, costs, penalties and expenses incurred by reason of the liquidation or re-employment of deposits or other funds acquired or contracted for by Westpac NZ (including loss of margin); and
b)	any losses, costs, penalties and expenses which may be incurred by Westpac NZ in:
i)	terminating any options or forward rate agreements or interest or currency swap contracts entered into in connection with the Facilities; or

ii)	entering into any new contracts which it deems appropriate to protect the return it would otherwise have expected under this Agreement.
11.3	Currency indemnity
If for any reason:
a)	Westpac NZ receives or recovers an amount under a Bank Document in a currency other than the currency in which it should have been paid and, after Westpac NZ has converted that other currency to the correct currency there is not enough to pay off the full amount then due under the Bank Document; or
b)	Westpac NZ obtains any judgment or court order against the Borrower in a currency other than the currency in which the Outstanding Moneys are due, and Westpac NZ incurs any loss from the conversion of any amount actually received by it from that other currency to the correct currency, then, as a separate and independent indemnity obligation, the Borrower must pay Westpac NZ the full amount of any shortfall or of any such loss incurred by Westpac NZ.
11.4	Unconditional indemnities
The indemnities in this clause 11 are unconditional and irrevocable and will survive termination of the Facilities and payment of all Outstanding Moneys and the release of any Security and will not be discharged or impaired by any act, omission, matter or thing which might discharge them but for this provision.
12.	power of attorney
The Borrower appoints Westpac NZ and every Officer severally its attorney to do what it agreed to do in any Bank Document but fails to do. Each attorney may also delegate its powers (including delegation). This appointment is made for valuable consideration and the Borrower may not revoke it.
13.	application of moneys received
All money received or recovered by Westpac NZ under or by virtue of this Agreement will be applied in the manner and order determined by Westpac NZ.
14.	set off and combination
14.1	Set off
If the Borrower has any money in any account with Westpac NZ, then Westpac NZ can use it to pay amounts the Borrower owes under this Agreement but need not do so. If the Borrower is in default, Westpac NZ can use money which has not yet matured due and convert money in the Borrower’s account in foreign currencies. To the maximum extent allowed by law, the Borrower gives up any right to set off any amounts Westpac NZ owes it against the Outstanding Moneys.
14.2	Contingent amounts
If at any time an amount is contingently due from the Borrower or an amount due is not quantified, Westpac NZ may retain and withhold repayment of any money in any account of the Borrower and the payment of interest or other moneys pending that amount becoming due and/or being quantified and may set off the maximum liability which may at any time be or become owing to Westpac NZ by the Borrower and in each case without prior notice or demand.
14.3	Combination
Subject to any applicable Bank Document, where the Borrower has two or more accounts with Westpac NZ:
a)	Westpac NZ may at any time combine any two or more of those accounts. It may do so without notice and whether or not it has allowed a set off for a calculation of interest between any of those accounts;
b)	Westpac NZ may at any time combine any two or more of those accounts even where one or more of the combined accounts are in different currencies and may effect currency exchanges appropriate to implement that combination; and
c)	if Westpac NZ combines two or more accounts, it may decline to pay cheques and it may otherwise act as if the combined accounts had always been one account.
14.4	Contractual rights
Westpac NZ’s rights under this clause are contractual rights affecting the terms upon which a credit balance is held and the creation of those rights does not constitute the creation of a Security Interest in respect of that credit balance.
14.5	Deposits with Westpac NZ
Any moneys which, pursuant to a Bank Document, are deposited at any time by the Borrower with Westpac NZ (or withheld by Westpac NZ from a payment to the Borrower and retained on deposit with it) must, unless otherwise provided, be held on the following basis:
a)	each deposit and all rights of the Borrower relating to it must be incapable of assignment by the Borrower or of being the subject of a Security Interest except:
i)	in favour of Westpac NZ; or
ii)	with the prior written consent of Westpac NZ; and

b)	the Borrower must have no right to withdraw any moneys from a deposit until all obligations of the Borrower under the Bank Documents (present and future, direct and contingent) have been performed and complied with, except:
i)	as expressly permitted by the terms of any Bank Documents under which that deposit was made;
ii)	for the purpose of complying with its obligations under the Bank Documents; or
iii)	with the prior written consent of Westpac NZ.
14.6	Interest
Each amount deposited with Westpac NZ under clause 14.5 will (unless otherwise agreed) bear interest calculated by reference to successive deposit periods of a duration agreed by Westpac NZ and the Borrower (or, in the absence of agreement, as Westpac NZ may nominate). The rate of interest applicable to a deposit period will be as agreed by Westpac NZ and the Borrower (or, in the absence of agreement, as Westpac NZ certifies as applicable to deposits of similar size and maturity placed with it by customers). As long as no Event of Default or Potential Event of Default has occurred (in which case interest is to be added to the deposit) and subject to clause 14.1, that interest is to be paid to the Borrower as it may direct.
15.	notices
15.1	Notices from Westpac NZ
Any Officer can sign a demand, certificate or other document for Westpac NZ. Westpac NZ can:
a)	deliver the document personally;
b)	send it through the post to the place where the Borrower:
i)	carries on business; or
ii)	has its registered office, or the place most recently known to the person signing the document as such a place;
c)	leave it at any one of these places; or
d)	send it by facsimile to the Borrower’s last known facsimile number.
15.2	Procedure for delivery
If the document is sent through the post, it is to be regarded as having arrived on the third Banking Day after posting, even if it never arrived. If it is sent by facsimile, it is to be regarded as having arrived when the sending machine receives a confirmation that it has been sent in its entirety.
15.3	Authenticity of notices
Where any document is given or appears to have been given by an Authorised Dealer or director on behalf of the Borrower to Westpac NZ by facsimile, Westpac NZ will have no obligation to make any enquiry or require any evidence as to the validity of that document even where that document proves not to have been authorised or not to have been signed or given by the person who appears to have signed or given it.
15.4	Notices from the Borrower
The Borrower can give notice to Westpac NZ by delivering, posting, leaving or faxing it to the branch of Westpac NZ where the Borrower maintains its accounts or any other address which Westpac NZ may have given the Borrower.
16.	assignment
16.1	Westpac NZ may assign
Westpac NZ can transfer this Agreement and all or part of the Outstanding Moneys to someone else. If it does, this Agreement and any transferred Bank Document will apply to the transferee as if it was Westpac NZ. To the maximum extent allowed by law, any transfer will be free of any set off, equity or cross claim which the Borrower would have had against Westpac NZ or the transferee of any Bank Document but for this clause.
16.2	No increased costs
If Westpac NZ assigns its rights under this Agreement, the Borrower will not be required to pay any net increase in the aggregate amount payable under this Agreement that is a direct consequence of that assignment or change of office.
16.3	Borrower may not assign
The Borrower may not assign or otherwise transfer or grant any Security Interest over any of its rights and obligations under this Agreement or any other Bank Document.
16.4	Disclosure of information
Westpac NZ may disclose to a Related Company, potential assignee or transferee of its rights or obligations under any Bank Document or any other relevant party any information about the Borrower as Westpac NZ considers necessary or desirable for its business purposes. However before disclosing to any potential assignee or transferee Westpac NZ will, in relation to information which is not publicly available:
a)	advise the Borrower of its intention; and
b)	require an undertaking protecting the confidentiality of that information from any potential assignee or transferee or other relevant party.

17.	consents and opinions

Except where expressly stated, Westpac NZ may give or withhold, or give conditionally, approvals and consents, may be satisfied or unsatisfied, may form opinions and may exercise its Powers, at its absolute discretion.

18.	certificate as to amount of outstanding moneys

The Borrower agrees that a certificate from Westpac NZ setting out the amount which it owes under this Agreement is proof that it owes the amount stated, unless it proves to the contrary.

19.	saving of agreement

If any clause in this Agreement is not enforceable in any country because of the laws of that country then that will not affect:
a)	the other clauses of this Agreement; or

b)	the enforceability of that clause in any other country.
20.	no merger

No Power and nothing in this Agreement or any Bank Document, is adversely affected merely because of the existence of any other Bank Document, or by judgment, right or remedy against any person which Westpac NZ or someone claiming through Westpac NZ may have at any time.

21.	protection of officers

To the extent permitted by law, neither Westpac NZ nor any Officer or Attorney will be liable in respect of any conduct, (including but not limited to the agreement to provide the Facility), omission, delay, negligence or breach of duty in the exercise or failure to exercise a Power or for any loss (including consequential loss) which results. However, Westpac NZ and any Officer or Attorney will be liable where liability arises from its own fraud or wilful misconduct or gross negligence.

22.	governing law and jurisdiction

The law of New Zealand applies to this Agreement. The Borrower accepts the non-exclusive jurisdiction of its courts.

23.	no reliance on Westpac NZ

The Borrower confirms that:
a)	it has not entered into any Bank Document in reliance on, or as a result of any conduct of any kind of or on behalf of Westpac NZ or any Related Company of Westpac NZ (including any advice, warranty, representation or undertaking); and

b)	neither Westpac NZ nor any Related Company of Westpac NZ is obliged to do anything (including disclose anything or give advice),

except as expressly set out in the Bank Documents or in writing signed by or on behalf of Westpac NZ or any Related Company of Westpac NZ.
24.	counterpart execution

This Agreement may be executed in two or more counterparts, all of which will be deemed to constitute the same instrument. Westpac NZ may accept as an original a facsimile copy of this Agreement executed by the Borrower and a facsimile copy, when taken with a counterpart executed by Westpac NZ, will be deemed to be one original copy of this Agreement.

25.	interpretation

25.1	Definitions

The following definitions apply, unless the context requires otherwise:
Advance means each principal amount lent (or to be lent) to the Borrower under any Facility;
Agreement means this agreement and any variations or additions to it agreed in writing between the parties;
Alternative Currency means Australian dollars;
Amalgamation means an amalgamation under Part XIII of the Companies Act 1993;
ArborGen Group means the Borrower, ArborGen Australia Holdings Pty Limited and ArborGen Australia Pty Limited and its wholly owned subsidiaries;
Attorney means a person appointed as attorney under this Agreement or any Bank Document;
Authorisation includes:
a)	any consent, authorisation, registration, filing, lodgement, agreement, notarisation, certificate, permission, licence, permit, approval, authority or exemption from, by or with a Governmental Agency; and

b)	in relation to anything which will be proscribed or restricted in whole or part by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without that intervention or action;
Authorised Dealer means Rob van Rossen, Patrick Crabbe or any other person notified from time to time in writing by the Borrower to Westpac NZ_as being entitled to draw under the relevant Facility;
Available Commitment means, at any time, the Commitment at that time less the Principal Outstanding and all Requested Moneys;
Bank Document means a document or agreement:
a)	to which Westpac NZ and any one or more of the Borrower and/or any Guarantor are or become parties or purport to be or become parties; or

b)	under which obligations arise or are intended to arise from any one or more of the Borrower and/or any Guarantor to, or for the benefit of, Westpac NZ;
(in each case whether or not the parties are involved or it arises as a result of an assignment or transfer). It includes this Agreement and any Security;
Banking Day means any day (other than a Saturday or Sunday) on which registered banks are open for business of the nature required by this Agreement in Auckland and, if on that day a transfer of funds is to be made under this Agreement, the city to which the funds are to be transferred;
Bankruptcy includes liquidation, receivership, statutory management, administration, reconstruction, striking off or removal from the register under the Companies Act, winding-up, dissolution, assignment for the benefit of creditors, arrangement or compromise with creditors and bankruptcy;
Commitment means $6,000,000, reducing by $500,000 on 30 September each year during the term of the Facility and the amounts required by clause 4.2 of this Agreement;
Deed of Subordination means the deed of subordination between Westpac NZ, the Borrower and the parties listed in schedule 1 therein, dated on or about the date of this Agreement;
Default Rate means the aggregate of Westpac NZ’s indicator lending rate from time to time and 7% per annum;
Distribution has the meaning set out in section 2(1) of the Companies Act 1993;
Dollar and $ means the lawful currency of New Zealand;
Dollar Equivalent means, in relation to an amount denominated in a currency other than Dollars, the amount of Dollars with which Westpac NZ would be able to purchase that amount of that currency for delivery on the day in question, calculated at its spot rate of exchange for the purchase of that currency with Dollars (as conclusively certified by Westpac NZ as applying at approximately 11:00 am (New Zealand time) 2 Banking Days prior to the day in question in a foreign exchange market as determined by Westpac NZ) and, in relation to an amount denominated in Dollars, that amount;
EBITDA means, in respect of any period, for the Borrower’s Net Profit for that period and adjusted to exclude (by adding back), to the extent included:
a)	any deduction in respect of interest;

b)	any deduction in respect of tax expense;

c)	any deduction in respect of amortisation of goodwill; and

d)	any deduction in respect of depreciation expense,

in each case of, or made, incurred or paid by, the Borrower during that period;
Environment means the natural physical surroundings of humankind (whether affecting individuals or groups of individuals) and any human made changes to them and any buildings;

Environmental Law means a provision or law which relates to an aspect of Planning, the Environment or the health, safety and welfare of humans individually or collectively;
Event of Default means any of the events mentioned in clause 9;
Facility and Facilities means the facilities referred to in clause 3 through which the Commitment is, or is to be, made available to the Borrower under this Agreement;
Fixed Rate means a rate of interest for a fixed rate Advance determined under clause 3.3(b) and accepted under clause 3.3(c);
Fixed Rate Period means the fixed rate period determined under clause 3.3(b);
Financial Year means a financial year of the Borrower ending on its annual balance date, being unless Westpac NZ otherwise agrees in writing, 31 March each year;
Free Cash Flow means, in respect of any period, EBITDA for that period (without double counting):
(a)	minus interest expense;

(b)	minus any principal repayments or prepayments (whether voluntary or mandatory) of the Facility made during the relevant period;

(c)	minus capital expenditure (as approved by Westpac NZ pursuant to clause 8.4(d) of this Agreement) incurred during the relevant period;

(d)	plus any net decrease or minus any net increase in Working Capital for the relevant period; and

(e)	minus cash taxes paid and payable during the relevant period;
Governmental Agency means any government or any governmental, semi-governmental or judicial entity or authority including any local government, statutory or self-regulatory organisation established, approved or authorised under law, and any stock exchange, in any case having jurisdiction in relation to the affairs of any party to a Bank Document or to whose control or jurisdiction any party to a Bank Document has consented;
Guarantee means any guarantee, indemnity, letter of credit, legally binding letter of comfort or suretyship. It includes any obligation or irrevocable offer to be responsible for a debt (as defined below) or for the insolvency or financial condition of another person. It also includes any other obligation or irrevocable offer to pay a debt or to purchase a debt, to provide funds for the payment or discharge of a debt (whether by the advance of money, the purchase of or subscription for shares, stock or other interests issued by another person, the purchase of assets or services, or otherwise), or to indemnify against the consequences of default in the payment of a debt. For the purposes of this definition debt includes Indebtedness of another person, Distribution, capital or premium on shares, stock or other interests issued by another person;
Guarantor means anyone who creates or enters into a Guarantee in support of any Outstanding Moneys;
Indebtedness means any obligation or indebtedness, present or future, actual, prospective or contingent;
Interest Calculation Date means in relation to fixed rate Advances the date falling on the day in each calendar month which numerically corresponds to the drawdown date of each Advance provided that where there is no numerically corresponding day in any calendar month then it will be the first day in the next calendar month;
Interest Payment Date means, unless Westpac NZ determines otherwise, the date falling on the day after each Interest Calculation Date provided that:
a)	where the Interest Calculation Date would otherwise fall on a non-Banking Day then the Interest Payment Date will be the Banking Day after the next Banking Day; and

b)	where the Interest Calculation Date would otherwise fall on a Banking Day which immediately precedes a non-Banking Day then the Interest Payment Date will be the next Banking Day;
Loan Note means the loan agreement dated 31 October 2007 between Trees & Technology Limited and the Borrower, as assigned on 31 October 2007 from Trees & Technology Limited to Rubicon Forests Holdings Limited, further assigned on 31 October 2007 from Rubicon Forests Holdings Limited to Rubicon Industries USA LLC and contributed on or about 31 October 2007 from Rubicon Industries USA LLC to ArborGen LLC;
Major Transaction has the meaning given to it in section 129 of the Companies Act 1993;
Margin means, subject to clause 5.2, 1.75% per annum;
Material Adverse Effect means a material adverse effect on:
a)	the ability of the Borrower or any Guarantor to perform its obligations under any Bank Document; or

b)	the financial condition or business of the Borrower and each Guarantor (taken as a whole);
Money Market Dealer means a money market dealer of Westpac NZ;

Money Market Telephone Number means (09) 309 4662 or any other telephone number as may be substituted for that number from time to time or any other number that Westpac NZ may notify to the Borrower as a telephone number of a Money Market Dealer;
Mortgaged Properties means the following properties over which Westpac NZ is taking a first ranking registered mortgage:
a)	Kaikohe Nursery, situated at State Highway 12, Kaikohe, Northland, comprised and described in certificates of title NA95C/849, NA49A/209 and NA408/142 (North Auckland Land Registry);

b)	Puha Nursery, situated at Whatatutu Road, Te Karaka, Gisborne, comprised and described in certificates of title GS5C/1232, GS6C/1271, GS5C/1233 and GS3A/1461 (Gisborne Land Registry);

c)	the property situated at 197 Main Road, Spring Grove, Tasman, comprised and described in certificates of title NL143/71 and NL12B/877 (Nelson Land Registry);

d)	the property situated at 2765 State Highway 63, Wairau Valley, Marlborough, comprised and described in certificate of title MB6A/589 (Marlborough Land Registry);

e)	the property situated at 939 Seaview Road, Seddon, Marlborough, comprised and described in certificate of title MB5D/28 (Marlborough Land Registry);

f)	the property situated at 1927 State Highway 30, Te Teko, comprised and described in certificate of title 317587 (South Auckland Land Registry); and

g)	the property situated at 14 lona Avenue, Kinleith, comprised and described in certificates of title 149742 and 149743 (South Auckland Land Registry).
Net Profit means, in respect of any period, the amount equal to the net profit after tax of the Borrower for that period as would be disclosed in the consolidated financial statements of the Borrower if they were prepared for that period, but excluding (by way of deduction or adding back, as the case may be):
a)	gains or losses on the sale of assets;

b)	write downs of assets;

c)	equity accounted profits and losses (except to the extent received or incurred); and

d)	unrealised gains or losses on foreign exchange and hedging arrangements, in each case of, or made by, or incurred by, or paid by, the Borrower for that period. For the avoidance of doubt, any non-recurring or abnormal items other than the above exclusions and the amount of any management fee, if any (if agreed by Westpac NZ) paid or payable during that period will be included in Net Profit;
Officer includes each employee of Westpac NZ whose title includes the word Manager or occupying an office whose title includes the word Manager and any person (who need not be an employee) authorised by Westpac NZ;
Other Property means all of the Borrower’s present and future interests in, and all of the Borrower’s present and future rights in relation to, any land and any other assets, other than Personal Property;
Outstanding Moneys means, at any time, the Principal Outstanding and all other moneys payable, including contingently payable, by the Borrower under this Agreement including accrued interest (including default interest), fees, costs and other expenses whether or not those sums are then due and owing;
Parent means ArborGen New Zealand Holdings LLC;
Permitted Indebtedness means:
a)	indebtedness incurred under the Bank Documents;

b)	indebtedness which is fully subordinated to debt incurred under the Bank Documents on terms equivalent to those in the Deed of Subordination or otherwise satisfactory to Westpac NZ in all respects including, for the avoidance of doubt, the Loan Note;

c)	indebtedness to which Westpac NZ consents in writing (unless the consent was conditional and any of the conditions are not complied with); and

d)	indebtedness to any other Guarantor.
Permitted Payment means:
a)	the payment of $6,000,000 to the Parent following the first advance hereunder; and

b)	any payment made available to the Parent by the Borrower from time to time, subject to the following conditions:
i)	such payment is not more than any payment made in the preceding 12 months by the Parent to the Borrower to fund the Borrower’s operating activities (but excluding the General Manager’s Salary);

ii)	Westpac NZ has provided its prior written consent to such a payment (such consent not to be unreasonably withheld);

iii)	the consequence of such a payment will not breach the financial covenants in clause 8.4 of this Agreement and the Borrower has provided a certificate to Westpac NZ (from two directors of the Borrower, or one director and either the chief financial officer or the chief executive officer of the Borrower) which certifies that neither the Advance (if any) to fund the payment nor the payment itself, will trigger an Event of Default or a Potential Event of Default; and

iv)	that following a payment, the Borrower is able to make the $500,000 payment in reduction of the Commitment and 100% of the Free Cash Flow payment set out in clause 4.2.
Personal Property means all of the Borrower’s present and after-acquired personal property to which the PPSA applies, and all of the Borrower’s present and future rights in relation to any personal property to which the PPSA applies;

Planning includes any obligation or requirement to apply for, renew, hold or comply with any Authorisations, relating to the conduct of, any activity in or the use of any part of the Environment and any restrictions on that activity or use;
Potential Event of Default means any event which, with the giving of notice, lapse of time or satisfaction of any condition or happening of any event, would constitute an Event of Default;
Power means a power, right, authority, discretion or remedy which is conferred on Westpac NZ, an Officer or an Attorney by a Bank Document or by law in relation to a Bank Document;
Principal Outstanding means, at any time, the aggregate of the principal amount outstanding of all Advances at that time;
Related Company has the meaning given to that term in the Companies Act 1993 but on the basis that Subsidiary has the meaning given to it in this Agreement and that body corporate includes any entity;
Related Party means the Borrower, each of the corporate Guarantors and each Subsidiary of the Borrower and each corporate Guarantor;
Requested Moneys means the total of all Advances requested but not yet drawn down;
Secured Property means the Personal Property and Other Property, and includes any part of it;
Security means any security or undertaking provided by the Borrower or any of the Guarantors, or procured by the Borrower to be provided, to or for the benefit of Westpac NZ from time to time in respect of the Borrower’s obligations under this Agreement;
Security Interest includes:
a)	any mortgage, encumbrance, fixed or floating charge, pledge, lien, financial lease, sale and lease back or sale and repurchase;

b)	any security or preferential interest or arrangement of any kind; and

c)	any other right of or arrangement with any person the effect of which is to have its claims satisfied in priority to other unsecured and unsubordinated creditors with, or from the proceeds of, any asset.
It includes retention of title arrangements other than in the ordinary course of day-to-day trading and a deposit of money or any other asset by way of security or support. It excludes a charge or lien arising in favour of a Governmental Agency only by operation of statute unless there is default in payment of money secured by the charge or lien;
Subsidiary has the meaning given to it in the Financial Reporting Act 1993;
Tax includes any tax, levy, impost, deduction, charge, rate, duty or withholding which is levied or imposed by a Governmental Agency and is required by law to be paid and any related interest, penalty, charge, fee or other amount;
Termination Date means the date that is three years from the date of execution of this Agreement and the Security that is in a form satisfactory to Westpac NZ in all respects;
WBC means Westpac Banking Corporation (ABN 33 007 457 141);
Westpac NZ’s Offer Rate means in respect of:
a)	a short term money market Advance under clause 3.1 a fixed rate Advance under clause 3.3 and an alternative currency Advance under clause 3.4, the rate quoted in respect of that Advance as the rate which Westpac NZ will charge to raise funds on the first day of the term of the Advance of a similar term and amount to the term and amount of the relevant Advance and, in respect of an Advance under clause 3.1, 3.3, accepted by the Borrower in accordance with clause 3.1(b), 3.3(c);

b)	a wholesale Advance under clause 3.2 the rate quoted in respect of that Advance as Westpac NZ’s bank bill bid rate (rounded upwards to the nearest first decimal place at the time the Advance is made) for bank accepted bills of a similar term and amount to the term and amount of the relevant Advance and accepted by the Borrower in accordance with clause 3.2(b).
Working Capital means, on any date, the amount equal to the aggregate of:
a)	accounts receivable (less any provision for doubtful debts);

b)	inventory;

c)	sundry debtors and prepayments; and

d)	other current assets (other than cash), less:

e)	accounts payable; and

f)	accrued provisions (but excluding provisions in respect of tax), of the Borrower on that date, each item being referenced to the consolidated financial statements of the Borrower as if they were prepared on that date.
25.2	General

Headings are for convenience only. They do not affect interpretation. The following rules apply unless the context requires otherwise:
a)	Singular includes the plural and the converse;

b)	A gender includes all genders;

c)	Where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

d)	Reference to a clause or schedule is a reference to a clause of, or a schedule to, this Agreement;

e)	An example does not limit what else might be included;

f)	Reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns;

g)	Reference to an agreement or document is to the agreement or document as amended, novated, supplemented or replaced from time to time, except to the extent prohibited by this Agreement;

h)	Reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it;

i)	Reference to an asset includes any real or personal, present or future, tangible or intangible property, right or asset (including any Authorisation) and any right, interest, revenue or benefit in, under or derived from any property right or asset;

j)	An Event of Default is continuing until it has been waived in writing by Westpac NZ;

k)	Reference to cleared funds means funds which are freely transferable and immediately available for disbursement;

l)	Reference to a law includes present or future common or customary law and any statute, statutory instrument, subordinate legislation, regulation, by-law, order or other legislative measure or any judgment or judicial or administrative order or determination or decision, in any jurisdiction;

m)	Reference to a person includes a natural person, company, corporation, trust, partnership, firm, joint venture or Governmental Agency, in each case whether or not having separate legal personality, and any association of entities;

n)	Reference to Tax on overall net income of Westpac NZ means tax imposed by the jurisdiction in which Westpac NZ’s lending branch is located on all or part of its net income, profits or gains (whether worldwide, or only insofar as such net income, profits or gains are considered to arise in or relate to a particular jurisdiction, or otherwise);

o)	Reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form.

q)	References to Borrower or Guarantor are references to each of them severally as well as to two or more of them jointly, and the obligations and agreements on their part in this Agreement will bind every two or more of them jointly and each of them severally.
25.3	Determination, statement and certificate conclusive

Except where this Agreement provides otherwise, any determination, statement or certificate by Westpac NZ or an Officer provided for in this Agreement is conclusive and will bind the Borrower in the absence of manifest error.

25.4	Document or agreement

A reference to an agreement includes a Security Interest, Guarantee, undertaking, deed, agreement or legally enforceable arrangement whether or not in writing. A reference to a document includes an agreement (as so defined) in writing, or a certificate, notice, instrument or document.

25.5	Current accounting practice

Reference to Current Accounting Practice is to accounting principles and practices applying by New Zealand law (and includes generally accepted accounting practice within the meaning of the Financial Reporting Act 1993) or (if not inconsistent with that law) otherwise generally accepted in New Zealand, consistently applied. A reference to an accounting term is to be interpreted according to those principles and practices.

Schedule 1
director’s certificate

TO:	Westpac New Zealand Limited and Westpac Banking Corporation
Legal Services
AUCKLAND
(together the “Banks”)

AND TO:	Minter Ellison Rudd Watts
I,              a director of [              ] (the “Borrower”) on behalf of the board of directors of the Borrower certify that:
1.	Board resolutions
1.1	The board of directors of the Company (Board), having taken all relevant factors into account, has passed all necessary resolutions (Resolutions) to:
(a)	approve the transactions (Transactions) contemplated by the documents listed in the schedule to this certificate (Documents) and the Documents themselves;
(b)	authorise execution of the Documents by the Company in the manner in which they have actually been executed; and
(c)	authorise the persons specified in paragraph 10 below to give any notices and other communications and take any other action required under, or in connection with, the Documents on behalf of the Company.
1.2	The Resolutions were duly passed
    [OPTION 1 (Written resolutions)]
    [in writing signed by [all of] the directors of the Company [entitled to receive notice of a board meeting].]
    OR
    [OPTION 2 (Meeting)]
    [at a meeting of the Board:
(a)	which was properly convened; and
(b)	in respect of which all quorum requirements were duly observed.]
1.3	The Resolutions remain in full force and effect.
2.	Directors’ self-interested transactions
2.1	[OPTION 1 (No Interested Directors)] [To the best of my knowledge and belief and after making due enquiry of each director (as that term is defined in section 126 of the Companies Act 1993 (Act)) of the Company, no such director has an interest (as that term is defined in section 139 of the Act) in the Transactions.]
    OR
2.1	[OPTION 2 (Interested Directors)] [To the best of my knowledge and belief and after making due enquiry of each director (as that term is defined in section 126 of the Act) of the Company, it has been determined that one or more of the directors (as that term is defined in section 126 of the Act) of the Company is, or may be, interested (as that term is defined in section 139 of the Act) in the Transactions and such interests have been entered in the interests register accordingly. The Transactions have been disclosed to all shareholders of the Company.]
2.2	All of the entitled persons of the Company have agreed in writing (under section 107(3) of the Act) to the Company’s entry into and performance of the Documents and the Transactions (so that nothing in sections 140 and 141 of the Act will apply to the Transactions). A true and complete copy of the entitled person agreement is attached.

2.3	In approving the Documents and the Transactions, the Board, after taking into account all relevant factors, considers that the Company is receiving, or will receive, fair value under them.

3.	Corporate benefit etc.

In approving the Documents and the Transactions, the Board, after taking into account all relevant factors, is satisfied that it is proper for the Company to enter into the Documents and the Transactions and that:

[OPTION 1 (Benefit of Company)] [the Company’s entry into and performance of the Documents and the Transactions is in the best interests of the Company.]

OR

[OPTION 2 (Benefit of Holding Company)] [(pursuant to an express provision in the constitution of the Company) the Company’s entry into and performance of the Documents and the Transactions is in the best interests of the Company’s holding company [and as the Company is not a wholly-owned subsidiary of the Company’s holding company, the prior agreement to the Company’s entry into and performance of the Documents and the Transactions has been obtained from all of the Company’s shareholders, other than that holding company].

4.	Shareholder resolutions and approval

4.1	[OPTION 1 (No major transaction)] [It has been determined that the Transactions do not constitute a “major transaction” for the purposes of section 129 of the Act.

OR

4.1	[OPTION 2 (Major transaction)] [It has been determined that the Transactions are [or may be] a “major transaction” for the purposes of section 129 of the Act. Accordingly, [all of] the [sole] shareholder[s] of the Company [have][has] by special resolution:
(a)	approved the Documents and the Transactions; and

(b)	confirmed, approved and ratified the Resolutions.
The special resolutions remain in full force and effect.]

5.	Due execution

Each of the Documents has been properly executed by the Company in compliance with [its constitution and] section 180(1) of the Act. Each Document that is a deed has been properly executed and delivered in compliance with section 9 of the Property Law Act 2007.

6.	Solvency

6.1	I am not aware of any liquidation proceedings that have been commenced by any person against the Company, or that are intended or anticipated by the Company.

6.2	Having taken into account all relevant factors, [(including, in the case of a guarantee, all rights of contribution and subrogation to which the Company would be entitled if called upon to perform its obligations and the solvency of the guaranteed parties)], the Board is satisfied that the value of the consideration or benefit received, or to be received, by the Company is not less than the value of the consideration provided, or to be provided, by the Company.

6.3	The Company:
(a)	is able to pay its due debts and is not insolvent;

(b)	will be able to perform its obligations under the Documents and the Transactions when required to do so;

(c)	will not become unable to pay its due debts or insolvent as a result of the Documents or the Transactions;

(d)	is not engaged, nor is it about to engage, in a business or transaction for which its assets are, given the nature of its business or transaction, unreasonably small within the meaning of section 346 of the PLA;

(e)	does not intend to incur nor does it believe (acting reasonably) that it is incurring debts beyond its ability to pay; and

(f)	has no intention of prejudicing any of its creditors by its entry into the Documents or the Transactions.
7.	Financial assistance

[OPTION 1 (No Financial Assistance)] [The Transactions do not include or involve any provision by the Company (directly or indirectly) of financial assistance in connection with the purchase of a share issued, or to be issued, by the Company or its holding company.]

OR

[OPTION 2 (Financial Assistance)]

7.1	[The Transactions do [or may] include or involve the provision by the Company (directly or indirectly) of financial assistance in connection with the purchase of a share issued or to be issued by the Company or its holding company.

7.2	All of the Company’s entitled persons have agreed in writing under section 107(1)(e) of the Act to the giving of the financial assistance otherwise than in accordance with sections 76 to 80 of the Act.

7.3	The Board, after taking into account all relevant factors, is satisfied on reasonable grounds that the Company will, immediately after the giving of the financial assistance, satisfy the solvency test as set out in section 4 for the purposes of section 108(5) and section 108(5)(A) of the Act.

7.4	Each of the directors of the Company who voted in favour of the giving of the financial assistance has signed a certificate, stating that, in their opinion, the Company will, immediately after the financial assistance is given, satisfy the solvency test, and those directors continue to be satisfied on reasonable grounds that the solvency test will be satisfied immediately after the financial assistance is given.]

8.	Consents and Authorisations

[OPTION 1 (No Consents)] [Except for any consent, approval or authorisation previously referred to in this certificate, no consents, approvals or authorisations are required by the Company for entry into, execution or performance of the Documents and the Transactions.]

OR

[OPTION 2 (Consents Obtained)] [All consents, approvals and authorisations required by the Company in connection with the entry into, execution and performance of the Documents and the Transactions have been obtained on an unconditional and unqualified basis and remain in full force and effect.]

9.	Constitutional documents

The Company does not have a constitution.

OR

The copy of the [certificate of incorporation and the] constitution of the Company [(incorporating all amendments)] [which is held on its records as maintained on the Companies Office website as at the date of this certificate][which is attached to this certificate] is complete, correct and includes all alterations to date.

10.	Authorised signatories

The following are the true signatures of the persons who have been authorised ([any one of them acting alone]/[any two of them acting together]) to give any notices and other communications, and to take any other action required, under or in connection with the Documents on behalf of the Company.

Name	Position	Signature

DATED at                    this     day of                     200 .

Signature:	/s/ Geoffrey P. Clear	/s/ Barbara H. Wells

	Geoffrey P. Clear	Barbara H. Wells

Full Name:	Geoffrey P. Clear
Account from which the Borrower requests interest to be debited:
Schedule of Documents
1	[Insert description of the Transaction Documents]

2.	[Any other document connected with, incidental to or deemed desirable by the [Company/Lender] to give effect to, any of the documents listed above.]

Schedule 2
Drawdown Notice